Exhibit 4(ii)

Summary Plan Description

Prepared for

BANK OF NORTH CAROLINA

Introduction

Effective 07/21/2006, BANK OF NORTH CAROLINA has amended the BANK OF NORTH CAROLINA SAVINGS & PROFIT SHARING PLAN designed to help you meet your financial needs during your retirement years. The Plan was originally effective on 01/01/1997 and its plan sequence number is 001. The plan sequence number identifies the number of qualified plans that BANK OF NORTH CAROLINA currently maintains or has previously maintained.

To become a Participant in the Plan, you must meet the Plan’s eligibility requirements. Once you become a Participant, BANK OF NORTH CAROLINA will maintain an Individual Account for you. Each Plan Year, your account will be adjusted to reflect contributions, gains, losses, etc. The percentage of your account to which you will be entitled when you terminate employment depends on the Plan’s vesting schedule. These features are explained further in the following pages.

The actual Plan is a complex legal document that has been written in the manner required by the Internal Revenue Service (IRS) and is referred to as the Basic Plan Document. This document is called a Summary Plan Description (SPD) and explains and summarizes the important features of the Basic Plan Document. BANK OF NORTH CAROLINA may make contributions to this Plan. In addition, you may be able to elect to reduce your annual taxable income by deferring a portion of your Compensation into the Plan as Elective Deferrals. You should consult the Basic Plan Document for technical and detailed Plan provisions. The Basic Plan Document, and not this SPD, controls the legal operation of the Plan.

If at any time you have specific questions about the Plan as it applies to you, please bring them to the attention of the Plan Administrator whose address and telephone number appears in Section One of this SPD. You may also examine the Basic Plan Document itself at a reasonable time by making arrangements with the Plan Administrator.

Contents of the Summary Plan Description

SECTION ONE	DEFINITIONS

SECTION TWO	ELIGIBILITY AND PARTICIPATION
Eligible Classes of Employees
Age and Service Requirements
How Hours of Service Are Counted
When You May Participate in the Plan

SECTION THREE	PLAN FUNDING AND ADMINISTRATION
Plan Contribution Sources, Allocations and Limitations
Compensation
Plan Administration and Management
Self Direction of Investments

SECTION FOUR	DISTRIBUTION OF BENEFITS AND VESTING
Benefit Eligibility
Distribution of Benefits
Determining Your Vested Amount
Restrictions or Penalties on Distributions
Payouts to Your Beneficiaries

SECTION FIVE	CLAIMS PROCEDURE
What to do to Receive Benefits
How to File a Claim

SECTION SIX	MISCELLANEOUS
Borrowing From the Plan
Plan Termination
Break in Service Situations

SECTION SEVEN	RIGHTS UNDER ERISA
The Rights and Protections to which a Plan Participant is Entitled
Under the Employee Retirement Income Security Act

SECTION ONE: DEFINITIONS

The following definitions are used in the text of this SPD. These words and phrases are capitalized throughout the SPD for ease of reference.

Compensation - means the earnings paid to you by BANK OF NORTH CAROLINA that are taken into account for purposes of the Plan.

Employee - means any person employed by BANK OF NORTH CAROLINA.

Elective Deferrals - means the dollars you put into the Plan through before-tax payroll deductions.

Employer - means BANK OF NORTH CAROLINA, the sole proprietorship, partnership, corporation, or other entity maintaining this Plan.

Individual Account - means the contribution account established and maintained for you which is made up of all contributions made by you or on your behalf.

Matching Contribution - means a contribution made by BANK OF NORTH CAROLINA to the 401(k) Plan on your behalf based upon your Elective Deferrals and/or your Nondeductible Employee Contributions.

Participant - means an Employee who has met the eligibility requirements, has entered the Plan, and has become eligible to make or receive a contribution to his or her Individual Account.

Salary Reduction Agreement - means the agreement you sign to authorize BANK OF NORTH CAROLINA to deduct your Elective Deferrals from your Compensation and put them into the 401(k) Plan.

Plan - means the specific retirement plan BANK OF NORTH CAROLINA has set up. The Plan is governed by a legal document containing various technical and detailed provisions. The Plan Administrator has a copy of the Plan document.

Plan Administrator - The Plan Administrator is responsible for directly administering the Plan. BANK OF NORTH CAROLINA is the Plan Administrator of this Plan and is therefore responsible for the day-to-day administration and management of the Plan. To ensure efficient and sound operation and management of the Plan, BANK OF NORTH CAROLINA has the discretionary authority to appoint other persons as may be necessary to act on its behalf or assist in performing these responsibilities. The address and phone number of BANK OF NORTH CAROLINA is listed below.

BANK OF NORTH CAROLINA

831 JULIAN AVENUE

THOMASVILLE, NC 27360

336-476-9200

Plan Year - means the 12-month period from 06/01 - 05/31.

Profit Sharing Contribution - means the amount contributed to the Plan on your behalf by BANK OF NORTH CAROLINA.

SECTION TWO: ELIGIBILITY AND PARTICIPATION

ELIGIBLE CLASSES OF EMPLOYEES

You will generally be allowed to become a Participant in the Plan after having satisfied the age and service requirements and entered the Plan. Even if you satisfy the eligibility criteria, however, you are not eligible to become a Participant in the Plan if you

•	are covered by a collective bargaining agreement (e.g. union agreement) unless the agreement requires you to be eligible

•	are FLEX STAFF AND SHORT TERM EMPLOYEES

AGE AND SERVICE REQUIREMENTS

Elective Deferrals

You will become eligible to enter the Plan and begin making Elective Deferrals when you attain the age of 18. You need not perform a minimum amount of service to become eligible to participate.

Matching Contributions

You will become eligible to enter the Plan and receive Matching Contributions when you attain the age of 18. You need not perform a minimum amount of service to become eligible to participate.

Profit Sharing Contributions

You will become eligible to enter the Plan and receive Profit Sharing Contributions when you attain the age of 18. You need not perform a minimum amount of service to become eligible to participate.

HOW HOURS OF SERVICE ARE COUNTED

You will receive credit for the time period(s) beginning with your first day of employment (or reemployment) and ending on the date a break in service begins.

In addition, you will be given credit for eligibility purposes for hours of service with STERLINGSOUTH BANK & TRUST.

Since this is an amendment and restatement of an existing Plan, you will not be required to satisfy the eligibility requirements stated above if you were a Participant in the prior Plan.

WHEN YOU MAY PARTICIPATE IN THE PLAN

After you have met the eligibility requirements, you will become a Participant in the Plan on the applicable entry date(s). BANK OF NORTH CAROLINA has designated THE FIRST DAY OF EACH MONTH OF THE PLAN YEAR as the entry date(s) for this Plan.

You will continue to participate in the Plan as long as you do not incur a break in service. A break in service is a period of at least 12 consecutive months during which you do not perform services for BANK OF NORTH CAROLINA. However, no break in service will occur if the reason you did not work was because of certain absences due to birth, pregnancy or adoption of children, military service or other service during a national emergency during which your re-employment under a federal or state law is protected and you do, in fact, return to work within the time required by law.

SECTION THREE: PLAN FUNDING AND ADMINISTRATION

PLAN CONTRIBUTION SOURCES, ALLOCATIONS AND LIMITATIONS

Elective Deferrals

You may make before-tax contributions to the Plan through payroll deduction. Such contributions are called Elective Deferrals.

To begin making Elective Deferrals, you must complete and sign a Salary Reduction Agreement. Once you become eligible to participate in the Plan, BANK OF NORTH CAROLINA will provide you with such form.

For example, assume your Compensation is $15,000. You wish to make an Employee 401(k) Contribution to the Plan and sign a Salary Reduction Agreement authorizing an Employee 401(k) Contribution of 5% of your Compensation. As a result, BANK OF NORTH CAROLINA will pay you $14,250 as gross taxable income and will deposit your 5% Employee 401(k) Contribution (i.e., $750) into the Plan for you.

Limits on Elective Deferrals

Federal tax laws and plan documents govern the amount of Elective Deferrals that you may make. Specifically, federal law places two annual limits on the amount you may defer into a 401(k) plan - an individual limit and an average limit.

Individual Limit

Federal tax law limits the amount you can put into the Plan during each of your tax years (generally, a calendar year) to $15,000 (for 2006). This amount is indexed periodically for changes in the cost-of-living index. See your Plan Administrator for the current year’s limit. This limit applies to all Elective Deferrals you make during your tax year to any deferral plans maintained by your present or former employers.

If you defer more than you are allowed, you must submit in writing for the return of the excess to BANK OF NORTH CAROLINA no later than March 1.

The excess amount and any earnings you may have received on the excess must be taken out of the Plan by April 15 of the year following the year the money went into the Plan. The excess amounts will be reported on Form 1099-R and will be taxable income for the year in which you put the excess into the Plan. Earnings on the excess amount will be taxable in the year distributed.

Average Limits

Tax law defines a group of an employer’s employees known as highly compensated employees. Highly compensated employees making Elective Deferrals are limited in the percent of their Compensation that they defer based on the average percent of Compensation deferred by the non-highly compensated group of employees during either the current or prior Plan Year. If these limits apply to you, BANK OF NORTH CAROLINA will give you additional information about them.

Plan Specific Limitations

Upon completion of a Salary Reduction Agreement, your Compensation will be reduced each pay period by the percent you specify. BANK OF NORTH CAROLINA permits you to defer a percentage of your Compensation from 0% to 75% in increments of 1% each Plan Year.

To change the amount of your Elective Deferrals, you must complete and sign a revised Salary Reduction Agreement and return it to BANK OF NORTH CAROLINA at least 30 days before the change will take effect or a lesser number of days if BANK OF NORTH CAROLINA permits.

You may change your Salary Reduction Agreement as of the first day of the Plan Year and the first day of the seventh month of the Plan Year, and any additional dates determined by BANK OF NORTH CAROLINA.

To discontinue making Elective Deferrals, you must complete and sign a revised Salary Reduction Agreement and return it to BANK OF NORTH CAROLINA at least 30 days before the change will take effect or a lesser number of days if BANK OF NORTH CAROLINA permits.

If you stop making deferrals, you must wait until the first day of the Plan Year or the first day of the seventh month before you may begin making Elective Deferrals again. BANK OF NORTH CAROLINA may establish uniform and nondiscriminatory rules that would allow you to resume making Elective Deferrals sooner.

Matching Contributions

Individual Limits

Matching Contributions are Employer Contributions that are contributed to the Plan based on your Elective Deferrals. Effective 07/21/2006 (or the date you begin participating in the Plan, if later), BANK OF NORTH CAROLINA will make Matching Contributions to the Plan equal to 100% of your Elective Deferrals.

However, Matching Contributions will not be made with respect to your contributions in excess of 6% of your Compensation.

To share in the Matching Contribution, you must be a Participant in the Plan on at least one day of the Plan Year and make Elective Deferrals.

Tax law defines a group of an employer’s employees known as highly compensated employees. Highly compensated employees receiving Matching Contributions are limited in the amount of Matching Contributions which they may receive based on the average Matching Contribution (as a percent of Compensation) received by the non-highly compensated group of employees during either the current or prior Plan Year. If these limits apply to you, BANK OF NORTH CAROLINA can give you additional information about them.

Profit Sharing Contributions

Each year, the managing body of BANK OF NORTH CAROLINA will determine the amount, if any, which it will contribute to the Plan.

If you satisfy the requirements and are entitled to a Profit Sharing Contribution, you will receive a pro rata allocation based on your Compensation in relation to the Compensation of all Participants entitled to Profit Sharing Contributions.

For example, assume you are one of 10 Participants in the Plan and your Compensation is $10,000. Assume further that the Compensation of all Participants when added together equals $100,000. The ratio of your Compensation ($10,000) to that of all Participants ($100,000) is 1/10. Therefore, 1/10 of the contribution made by your Employer to the Plan will be allocated to your account.

Qualified Nonelective Contributions (QNECs) and Qualified Matching Contributions (QMACs)

QNECs and QMACs may be made by BANK OF NORTH CAROLINA to satisfy special nondiscrimination rules that apply to the Plan. These contributions are fully vested when made and are subject to the same restrictions on withdrawals applicable to Elective Deferrals.

Rollover Contributions

BANK OF NORTH CAROLINA allows you to make rollover contributions, regardless of whether you have become a Participant in the Plan. You are 100% vested in your rollover contributions at all times and may withdraw them from the Plan at any time.

Annual Additions Limitation

In spite of the contribution/allocation formulas described earlier, federal law limits the annual amount that may be allocated to your account to the lesser of $44,000 (for 2006) or 100% of your Compensation. The $44,000 limit is adjusted periodically for changes in the cost-of-living index. See your Plan Administrator for the current year’s limit.

COMPENSATION

The definition of Compensation for plan purposes may vary for many reasons. For example, federal tax law may require use of one definition of Compensation for nondiscrimination testing and another definition for contribution allocation purposes. In addition, federal tax law permits employers such as BANK OF NORTH CAROLINA to choose the definition of Compensation that will be used for other purposes. Regardless of the various definitions of Compensation which may be required or allowed, in the event your Compensation exceeds $220,000 per year (for plan years that begin in 2006), only the first $220,000 will be counted as Compensation under the Plan. This $220,000 cap is adjusted periodically for changes in the cost-of-living index. See your Plan Administrator for the current year’s limit.

Also, if you satisfy the eligibility requirements and enter the Plan on a date other than the first day of the year over which your Compensation is to be determined, the Compensation earned during the year, but prior to your entry into the Plan, will be excluded.

BANK OF NORTH CAROLINA has elected to use your Plan Year W-2 Compensation for purposes of this Plan. Your Compensation, however, will be adjusted as described below.

Elective deferrals you make to a BANK OF NORTH CAROLINA cafeteria, 401(k), salary deferral SEP, tax sheltered annuity plan, or qualified transportation fringe benefits you receive will be included in your Compensation.

PLAN ADMINISTRATION AND MANAGEMENT

All contributions made to the Plan on your behalf will be placed in a trust fund established to hold dollars for the benefit of all Participants. BANK OF NORTH CAROLINA will establish and maintain an Individual Account for you and all Participants. Your Individual Account will be used to track your share in the total trust fund.

SELF DIRECTION OF INVESTMENTS

This Plan allows you to direct the investment of the assets in your Individual Account. BANK OF NORTH CAROLINA will establish uniform and nondiscriminatory policies describing how and when you may provide investment directions.

ERISA SECTION404(c) PLAN

Your Employer intends that the retirement Plan you participate in satisfies the requirements of Sec. 404(c) of the Employee Retirement Income Security Act (ERISA) and Title 29, Code of Federal Regulations, Sec. 2550.404c-1. This means that your Employer is providing you with a variety of investment options, which allows you to choose those investments that meet your retirement savings needs. As a result, your Employer, and other people in charge of the Plan, will not be responsible for the performance of the investments that you select.

ADDITIONAL INFORMATION

You may request the following additional investment information from your Employer:

1.	a description of the annual operating expenses of each investment alternative which reduces your rate of return and the overall amount of such expenses shown as a percentage of average net assets of the investment alternative;

2.	copies of any prospectuses, financial statements and reports, and any other materials relating to the investment alternatives available under the Plan if such information is provided to the Plan;

3.	a list of the actual investments held in each investment alternative and the value of each of these individual investments (or the proportion of the investment alternative which it comprises);

4.	with respect to each individual investment which has a fixed rate of interest and is issued by a bank, savings and loan association, or insurance company, the name of the issuer of the investment and its term and rate of return;

5.	information concerning the value of shares or units in investment alternatives available to you under the Plan, as well as the past and current investment performance of the investment alternatives;

6.	information concerning the value of shares or units in investment alternatives in which you have invested your retirement plan dollars.

SECTION FOUR: DISTRIBUTION OF BENEFITS AND VESTING

BENEFIT ELIGIBILITY

Certain events must occur before you may withdraw money from the Plan. In general, benefits may be withdrawn upon termination of employment after attaining normal retirement age or upon Plan termination.

Normal retirement age under this Plan is age 65.

You may withdraw all or a portion of your vested Individual Account if you

•	terminate employment before attaining normal retirement age

•	become disabled

•	attain normal retirement age but continue to work

You may also withdraw your Employer Profit Sharing Contributions and Matching Contributions if you

•	attain age 59 1/2 but continue to work

•	qualify for in-service distributions on account of financial hardship

In addition, you may withdraw your Elective Deferrals on account of financial hardship or if you attain age 59 1/2 but continue to work.

Generally, the only financial needs that are considered to meet the financial hardship requirements are the following items: deductible medical expenses for you or your immediate family, purchase of your principal residence, payment of tuition and related educational expenses for the next 12 months of post-secondary education for you or your immediate family, or to prevent eviction from your home or foreclosure upon your principal residence. Check with your Plan Administrator to determine if any other financial needs meet the financial hardship requirements under your Plan. A hardship distribution cannot exceed the amount of your immediate and heavy financial need and you must have obtained all distributions and all nontaxable loans from all Plans maintained by BANK OF NORTH CAROLINA prior to qualifying for a hardship distribution. Hardship distributions are subject to a 10% penalty tax if received before you reach age 59 1/2.

Your Elective Deferrals will be suspended for 12 months after receipt of the hardship distribution of Elective Deferrals.

DISTRIBUTION OF BENEFITS

Form of Payment

Payments from the Plan that are eligible rollover distributions may be taken in two ways. You may have all or any portion of your eligible rollover distribution either (1) paid in a direct rollover to an individual retirement account or another employer plan or (2) paid to you. If you choose to have your Plan benefits paid to you, you will receive only 80% of the payment, because BANK OF NORTH CAROLINA is required to withhold 20% of the payment and send it to the IRS as income tax withholding to be credited against your taxes.

BANK OF NORTH CAROLINA will give you more information about your options around the time that you request your payout from the Plan. That information will, among other things, define an eligible rollover distribution.

If you terminate employment and your vested Individual Account (i.e., the amount of money in the Plan you are entitled to) is eligible to be rolled over, is more than $1,000, but is no more than $5,000, and you do not elect to receive your distribution from the Plan in either a single lump sum or a direct rollover, your benefits will be paid as a direct rollover to an individual retirement account. BANK OF NORTH CAROLINA will select an individual retirement account trustee, custodian or issuer that is unrelated to BANK OF NORTH CAROLINA, establish the individual retirement account with the trustee and make the initial investment choices for the account.

If your vested Individual Account is more than $5,000 and you request a distribution, all or a portion of your benefits under the Plan will be made in the following form(s):

•	lump sum

Timing of Benefit Payments

If the value of your Individual Account is no more than $5,000, BANK OF NORTH CAROLINA will direct that your benefits be paid as soon as administratively feasible.

If your account is more than $5,000, your funds will be left in the Plan until you submit a written request to BANK OF NORTH CAROLINA for payment. However, you must begin taking required minimum distributions at age 70 1/2. If you are not more than a five-percent owner, the Plan may allow you to delay taking required minimum distributions until you retire. BANK OF NORTH CAROLINA will provide you with more information and the proper request forms.

DETERMINING YOUR VESTED AMOUNT

Amount of Benefit

Whether you receive the full value of your account(s) depends on the reason you are receiving the distribution and your vested percentage in your contributions. Your distribution will be the full value of your Individual Account (that is, you will be 100% vested) if BANK OF NORTH CAROLINA terminates this Plan, completely discontinues contributions to the Plan, or you reach normal retirement age, die or become disabled.

However, if you terminate employment and thus become eligible for a distribution from the Plan, your distribution will be only the vested amount in your Individual Account. Loss, denial or reduction of anticipated benefits may occur if you terminate employment before becoming fully vested, or if all or a portion of your benefit is set aside for an alternate payee under a qualified domestic relations order (QDRO). (Participants and Beneficiaries may obtain from BANK OF NORTH CAROLINA without charge a copy of the Plan’s procedures governing QDRO determinations.) You may also lose your benefit if you cannot be located when a benefit becomes payable to you.

Your vested amount is determined by multiplying the value of your Individual Account subject to the plan’s vesting schedule by the applicable percentage from the vesting schedule. The vesting schedule determines how rapidly your Individual Account balance becomes nonforfeitable based on years of service.

EXAMPLE: Assume you have $10,000 subject to a vesting schedule in your Individual Account and you terminate employment when you are 40% vested. Your vested amount would be $4,000 (.40 x $10,000).

You will generally be vested in your Individual Account derived from Profit Sharing Contributions and forfeitures according to the following schedule.

Years of Vesting Service	Vested Percentage
Less than One	0%
1	20%
2	40%
3	60%
4	80%
5	100%
6	100%
7	100%

You will generally be vested in your Individual Account derived from Matching Contributions and forfeitures according to the following schedule.

Years of Vesting Service	Vested Percentage
Less than One	0%
1	20%
2	40%
3	60%
4	80%
5	100%
6	100%
7	100%

Vesting Schedule for Top-Heavy Plans

A top-heavy plan is one in which more than 60% of the value of the plan assets is credited to the accounts of certain officers, shareholders and highly paid Participants. These individuals are called key employees.

The top-heavy vesting schedule will not apply if the vesting schedule selected by your Employer provides for faster vesting. For example, if BANK OF NORTH CAROLINA has selected the 100% vesting schedule (under which all Participants are 100% vested at all times) and the Plan becomes top-heavy, that vesting schedule selected by BANK OF NORTH CAROLINA will remain in effect because it provides for more rapid vesting.

If the vesting schedule selected by BANK OF NORTH CAROLINA does not provide for more rapid vesting and this plan is top-heavy, the following top-heavy vesting schedule applies to this Plan:

Years of Vesting Service	Vested Percentage
Less than One	0%
1	0%
2	20%
3	40%
4	60%
5	80%
6	100%

Years of Vesting Service

You will continue to participate in the Plan as long as you do not incur a break in vesting service. A break in vesting service is a period of at least 12 consecutive months during which you do not perform services for BANK OF NORTH CAROLINA. All of your years of service with BANK OF NORTH CAROLINA are counted for the purpose of determining your vested percentage.

In addition, you will receive credit for vesting purposes for hours of service with STERLINGSOUTH BANK & TRUST.

Profit Sharing Contribution Forfeitures

If you are not 100% vested and receive a distribution of your Profit Sharing Contributions, the dollars left in the Plan are called forfeitures. In your Plan, forfeitures may be applied first to payment of plan administration expenses. Any remaining forfeitures will be used towards Profit Sharing Contributions. If you return to work for BANK OF NORTH CAROLINA before incurring five consecutive one year breaks in service, you may recapture the forfeited benefit. Generally, your forfeited benefit will be restored immediately by BANK OF NORTH CAROLINA if you have not incurred five consecutive one year breaks in service, and if you pay back to the Plan the distribution that you received.

Matching Contribution Forfeitures

If you are not 100% vested and receive a distribution of your Matching Contributions, the dollars left in the Plan are called forfeitures. In your Plan, forfeitures may be applied first to payment of plan administration expenses. Any remaining forfeitures will be used towards Matching Contributions. If you return to work for BANK OF NORTH CAROLINA before incurring five consecutive one year breaks in service, you may recapture the forfeited benefit. Generally, your forfeited benefit will be restored immediately by BANK OF NORTH CAROLINA if you have not incurred five consecutive one year breaks in service, and if you pay back to the Plan the distribution that you received.

RESTRICTIONS OR PENALTIES ON DISTRIBUTIONS

If you receive a distribution before reaching age 59 1/2, you must pay an additional 10% penalty tax on dollars included in income. There are, however, exceptions to the 10% early distribution penalty. Your tax advisor can assist you in determining if one of the exceptions applies to your distribution.

PAYOUTS TO YOUR BENEFICIARIES

Your beneficiary will receive the total value of your Individual Account when you die. If you are married, your spouse will automatically be your beneficiary. To choose another beneficiary, you must sign a written form listing a nonspouse beneficiary. Your spouse must give written consent to this in the presence of a notary public. Contact BANK OF NORTH CAROLINA if you wish to choose a nonspouse beneficiary. If the vested value of your Individual Account is no more than $5,000, your beneficiary will receive a lump sum payment of the entire amount.

If the value of your vested Individual Account is greater than $5,000, your beneficiary will receive a payout(s) in a form other than a life annuity.

SECTION FIVE: CLAIMS PROCEDURE

WHAT TO DO TO RECEIVE BENEFITS

You or your beneficiary must file a written request with BANK OF NORTH CAROLINA in order to start receiving benefits when you become eligible for them or when you die. If you do not receive a benefit to which you believe your are entitled, you should file a claim with BANK OF NORTH CAROLINA.

HOW TO FILE A CLAIM

You may claim a benefit to which you think you are entitled by filing a written request with BANK OF NORTH CAROLINA. The claim must set forth the reasons you believe you are eligible to receive benefits and authorize BANK OF NORTH CAROLINA to conduct such examinations and take such steps as may be necessary to evaluate the claim.

WHAT TO DO IF YOUR CLAIM IS DENIED

Except as described below, if your claim is denied, BANK OF NORTH CAROLINA will provide you or your Beneficiary with a written notice of the denial within 90 days of the date your claim was filed. This notice will give you the specific reasons for the denial, the specific provisions of the Plan upon which the denial is based, and an explanation of the procedures for appeal.

In the case of a claim for disability benefits, if BANK OF NORTH CAROLINA is making a determination of whether you are disabled (as defined in the Plan), you will be notified of a denial of your claim within a reasonable amount of time, but not later than 45 days after the Plan receives your claim. The 45-day time period may be extended by the Plan for up to 30 days, if BANK OF NORTH CAROLINA determines that an extension is necessary due to matters beyond the control of the Plan. BANK OF NORTH CAROLINA will notify you, before the end of the 45-day period, of the reason(s) for the extension and the date by which the Plan expects to make a decision regarding your claim.

If, before the end of the 30-day extension, BANK OF NORTH CAROLINA determines that, due to matters beyond the control of the Plan, a decision regarding your claim cannot be made within the 30-day extension, the period for making the decision may be extended for an additional 30 days, provided that BANK OF NORTH CAROLINA notifies you, prior to the end of the first 30-day extension, of the circumstances requiring the additional extension and the date as of which the Plan expects to make a decision. The notice will specifically explain the standards on which the approval of your claim will be based, the unresolved issues that prevent a decision on your claim, and the additional information needed to resolve those issues. You will have at least 45 days within which to provide the specified information.

The period of time within which approval or denial of your claim is required to be made generally begins at the time your claim is filed. If the period of time is extended because you fail to submit information necessary to decide your claim, the period for approving or denying your claim will not include the period of time between the date on which the notification of the extension is sent to you and the date on which you provide the additional information.

BANK OF NORTH CAROLINA will provide you with written or electronic notification if your claim is denied. The notification will provide the following:

i.	The specific reason or reasons for the denial;

ii.	Reference to the specific section of the Plan on which the denial is based;

iii.	A description of any additional information that you must provide before the claim may continue to be processed and an explanation of why such information is necessary;

iv.	A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act (ERISA) following a claim denial on review;

v.	In the case of a Plan providing disability benefits,

If BANK OF NORTH CAROLINA used an internal rule or guideline in denying your claim, either the specific rule or guideline; or a statement that the rule or guideline was relied upon in denying your claim and that a copy will be provided free of charge to you upon request.

If the claim denial is based on a medical necessity, experimental treatment or similar situation, either an explanation of the scientific or clinical basis for the denial, applying the terms of the Plan to your medical circumstances, or a statement that an explanation will be provided free of charge upon request.

HOW TO APPEAL A DENIED CLAIM

You or your Beneficiary will have 60 days from receipt of the notice of claim denial in which to appeal the BANK OF NORTH CAROLINA decision. You may request that the review be in the nature of a hearing and an attorney may represent you.

However, in the case of a claim for disability benefits, if BANK OF NORTH CAROLINA is deciding whether you are disabled under the terms of the Plan, you will have at least 180 days following receipt of notification of a claim denial within which to appeal BANK OF NORTH CAROLINA decision.

You may submit written comments, documents, records, and other information relating to your claim. In addition, you will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information pertaining to your claim.

Your appeal will take into account all comments, documents, records, and other information submitted by you relating to the claim, even if the information was not included originally.

If the claim is for disability benefits:

i.	Your claim will be reviewed independent of your original claim and will be conducted by a named fiduciary of the Plan other than the individual who denied your original claim or any of his or her employees.

ii.	In deciding an appeal of a claim denial that is based in whole or in part on a medical judgment, the appropriate named fiduciary will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

iii.	BANK OF NORTH CAROLINA will provide you with the name(s) of the health care professional(s) who was consulted in connection with your original claim, even if the claim denial was not based on his or her advice. The health care professional consulted for purposes of your appeal will not be the same person or any of his or her employees.

iv.	You will be notified of the outcome of your appeal no later than 45 days after receipt of your request for the appeal, unless BANK OF NORTH CAROLINA determines that special circumstances require an extension of time for processing the claim. If BANK OF NORTH CAROLINA determines that an extension is required, written notice of the extension will be provided to you prior to the end of the initial 45-day period. The notice will identify the special circumstances requiring an extension and the date by which the Plan expects to make a decision regarding your claim.

BANK OF NORTH CAROLINA will provide you with written or electronic notification of the final outcome of your claim. The notification will include:

i.	A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim;

ii.	A statement describing any additional voluntary appeal procedures offered by the Plan, your right to obtain the information about such procedures, and a statement of your right to bring an action under Section 502(a) of ERISA; and

iii.	If BANK OF NORTH CAROLINA used an internal rule or guideline in denying your claim, either the specific rule or guideline; or a statement that the rule or guideline was relied upon in denying your claim and that a copy will be provided free of charge to you upon request.

If the claim denial is based on a medical necessity, experimental treatment or similar situation, either an explanation of the scientific or clinical basis for the denial, applying the terms of the Plan to your medical circumstances, or a statement that an explanation will be provided free of charge upon request.

SECTION SIX: MISCELLANEOUS

BORROWING FROM THE PLAN

Effective Date

As a Participant in this Plan, you may be permitted to borrow a portion of your vested account balance. The loan program adopted by BANK OF NORTH CAROLINA is effective 01/01/2006 and is available on a uniform basis to all parties in interest to the Plan who meet loan qualification requirements.

Loan Program Administrator

If you have questions regarding the loan program you should contact THE PLAN ADMINISTRATOR, the person responsible for administering your loan program. You may reach THE PLAN ADMINISTRATOR, the loan program administrator, at 831 JULIAN AVENUE, THOMASVILLE, NC 27360.

Loan Application Procedure

To apply for a loan under this Plan, you must complete and return to THE PLAN ADMINISTRATOR a Loan Application Form, furnishing all information requested and pay any required loan application processing fees.

Collateral Pledge

A percentage of your vested account balance equal to the amount borrowed divided by your vested account balance is pledged as security for repayment of loans under this program.

Limitations on Loan Types

Loans from this Plan may be used for any purpose.

Loan Approval Standards

Decisions approving or denying loans from this Plan will be based on the value of your vested Individual Account and LOAN APPROVAL LIMITED TO TWO OUTSTANDING LOANS PER PARTICIPANT.

Loan Principal Limitations

The minimum amount you may borrow from this Plan is $1000. The maximum amount you may borrow from this Plan is the lesser of one-half of your vested account balance or $50,000.

Interest Calculations

Interest on Loans from this Plan will be equal to the prime rate (as printed in the Wall Street Journal) at the time you take your loan plus 1%.

Default Provisions

You will be deemed to have defaulted on your loan if you fail to remit payment in a timely manner as required under the Loan Agreement, breach any of your obligations or duties under the Loan Agreement, or terminate employment.

Upon default, THE PLAN ADMINISTRATOR is entitled to foreclose its security interest in your vested account balance pledged for repayment upon the occurrence of an event which triggers a distribution of your benefits. In addition, THE PLAN ADMINISTRATOR will report as taxable any amounts that are deemed distributed as a result of failing to make loan payments.

PLAN TERMINATION

BANK OF NORTH CAROLINA expects to continue the Plan indefinitely. However, BANK OF NORTH CAROLINA may terminate the Plan at any time by appropriate action of its managing body. In the unlikely event BANK OF NORTH CAROLINA does terminate the Plan, you will become 100% vested in the aggregate value of your Individual Account regardless of whether your vesting years of service are sufficient to make you 100% vested under the vesting schedule(s).

If the Plan terminates, benefits are not insured by the Pension Benefit Guaranty Corporation (PBGC). Under the law, PBGC insurance does not cover the type of plans called defined contribution plans. This Plan is a defined contribution plan and, therefore, is not covered.

BREAK IN SERVICE SITUATIONS

If you quit your job, incur a break in service and then return to work, your date of participation depends on whether you had a vested interest in contributions at the time you quit and incurred a break in service.

If you had a vested interest, you will participate again on the first Entry Date after your return to employment. In addition, your vesting years of service accumulated prior to the time you quit and incurred a break in service will be counted in figuring your vested interest.

If you did not have a vested interest, any eligibility years of service occurring before the break in service will be taken into account and you will begin to participate again on the first Entry Date after your return to service unless the number of consecutive one year breaks in service equals or exceeds the greater of five years, or the aggregate number of eligibility years of service preceding the breaks in service. If your period of consecutive breaks in service exceeds your period of prior service, you will be treated as a new employee and will participate again when you satisfy the Plan’s eligibility requirements. In addition, any vesting years of service occurring before the break in service will be taken into account in computing your vested interest under the Plan unless the number of consecutive one year breaks in service equals or exceeds the greater of five years or the aggregate number of vesting years of service preceding the breaks in service. For example, if you work for two years, quit without being vested, and then return to employment after a break of two years or less, the Plan will give you vesting credit for the initial two-year period.

PLAN EXPENSES

All reasonable expenses of administration, including, but not limited to, those involved in retaining necessary professional assistance may be paid from the assets of the Plan. Such expenses may be allocated among all Plan Participants or, with respect to expenses directly related to you, charged to your Individual Account. Examples of expenses that may be directly related to you include, but are not limited to, general recordkeeping fees and expenses incurred in relation to loans (if permitted under your Plan), distributions, qualified domestic relations orders and your ability to direct the investment of your Individual Account, if applicable. Finally, the Employer may, in its discretion, pay any or all of these expenses. Your Plan Administrator will provide you with a summary of all Plan expenses and the method of payment of the expenses upon request.

SECTION SEVEN: RIGHTS UNDER ERISA

THE RIGHTS AND PROTECTIONS TO WHICH A PLAN PARTICIPANT IS ENTITLED UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT

As a Participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants shall be entitled to:

Receive Information About Your Plan and Benefits

1.	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites and union halls, all Plan documents governing the plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by BANK OF NORTH CAROLINA with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

2.	Obtain, upon request to the Plan Administrator, copies of documents governing the operations of the plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description (SPD). The Plan Administrator may make a reasonable charge for the copies.

3.	Receive a summary of the Plan’s annual financial report. BANK OF NORTH CAROLINA is required by law to furnish each participant with a copy of this Summary Annual Report.

4.	Obtain, once a year, a statement of the total pension benefits accrued and the nonforfeitable (vested) pension benefits (if any) or the earliest date on which benefits will become nonforfeitable (vested). The Plan may require a written request for this statement, but it must provide the statement free of charge.

Prudent Action by Plan Fiduciaries

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including BANK OF NORTH CAROLINA, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require BANK OF NORTH CAROLINA to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of BANK OF NORTH CAROLINA. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay the costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your Plan, you should contact BANK OF NORTH CAROLINA. If you have any questions about this statement or about your rights under ERISA, or you need assistance in obtaining documents from BANK OF NORTH CAROLINA, you should contact the nearest office of the Employee Benefits Security Administration, U. S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U. S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Further, if this Plan is maintained by more than one employer, you can obtain, in writing, information as to whether a particular employer is participating in this Plan and, if so, the participating Employer’s address. In addition, you may request, in writing, a complete list of Employers participating in this Plan. You may obtain such information by making a written request to BANK OF NORTH CAROLINA. BANK OF NORTH CAROLINA is the most significant (parent) employer of the group of employers maintaining this Plan.

Employer Information

Name:	BANK OF NORTH CAROLINA
Address:	831 JULIAN AVENUE
THOMASVILLE, NC 27360

Business Telephone:	336-476-9200
Identification Number:	56-1663154
Income Tax Year End:	12/31

Agent for Service of Legal Process

The Agent for Service of Legal Process is the person upon whom any legal papers can be served. Service of legal process may be made upon a Plan Trustee, the Employer or the Plan Administrator.

Name: DREMA MICHAEL

Address: 831 JULIAN AVENUE, THOMASVILLE, NC 27360

Trustee(s)

Name:	MG TRUST COMPANY, LLC
Title:	TRUST DEPARTMENT
Business Address:	700 17TH STREET, SUITE 300, DENVER, CO 80202
Business Telephone:	720-956-6500

Qualified EGTRRA Model Amendment (For use with Comprehensive and Flexible 401(k) Plans)

Retirement Plan SUMMARY OF MATERIAL MODIFICATIONS

The purpose of this Summary of Material Modifications (SMM) is to update your Summary Plan Description (SPD) regarding several provisions. This document is very important and should be maintained with your SPD. Unless otherwise noted, the effective date of the amendment is the later of the first day of the first Plan Year beginning after December 31, 2001, or the effective date of the Plan. The following sections of your SPD are amended to read as follows:

REQUIRED PROVISIONS

DEFINITIONS

Catch-up Contributions

Additional Elective Deferrals, not to exceed the applicable dollar amount for a given year, made under this Plan by Participants who attain age 50 before the close of the Plan Year.

Direct Rollover

A way of rolling over an Eligible Rollover Distribution from a qualified plan directly to an Eligible Retirement Plan thereby avoiding federal income tax withholding.

Eligible Retirement Plan

An eligible 457(b) plan maintained by a state governmental entity, a Traditional IRA, a qualified retirement plan, a qualified annuity plan and a 403(b) plan.

Eligible Rollover Distribution

Any distribution to your credit that does not include the following: any distribution that is one of a series of substantially equal periodic payments; required minimum distributions; and hardship distributions. In addition, an Eligible Rollover Distribution includes a Direct Rollover of Nondeductible Employee Contributions made to a Traditional IRA or qualified retirement plan, if those amounts are separately accounted for in the receiving plan.

Key Employee

An Employee who at any time during the Plan Year is an officer of the employer having annual compensation greater than $130,000 (indexed); a five-percent owner of the company; or a one-percent owner of the company with annual compensation exceeding $150,000.

Nondeductible Employee Contributions

Any contribution that you make to a plan on an after-tax basis. These contributions may only be made to 401(k) plans and certain 403(b) plans.

PLAN FUNDING AND ADMINISTRATION

How will the amount of the Employer Contributions be determined?

Your Employer will decide each Plan Year whether or not to make a contribution based on your Compensation to the Plan unless a more detailed method of determining the amount of an Employer Contribution is specified in the SPD. Contributions to a 401(k) plan can range from 0% to 25% of Participants’ Compensation each year.

What is meant by my Compensations?

The definition of Compensation for Plan purposes can vary for many reasons. For example, federal law may require use of one definition of Compensation for nondiscrimination testing and another for contribution allocation purposes.

In general, the amount of your earnings from your Employer taken into account under the Plan is all earnings reported to you on Form W-2. In the event your Compensation exceeds $200,000 (indexed) per year, only the first $200,000 will be counted as Compensation under the Plan. This $200,000 cap will be adjusted periodically by the IRS for increases in cost-of-living. See your Plan Administrator for the current year’s limit on Compensation. Refer to the SPD to determine whether a more specific definition of Compensation is provided under the Plan.

Rollover/Transfer Contribution

Your Plan allows you to make rollover and/or transfer contributions unless your SPD reflects otherwise. If rollover contributions are permitted under the Plan, the Plan may accept rollover contributions and/or Direct Rollovers of distributions made after the later of December 31, 2001, or the effective date of your Plan, from an Eligible Retirement Plan. Refer to the Elective Provisions section of this SMM to determine what provisions apply.

Limitations on Contributions and Allocations

Do any limits apply to the amount that may be allocated to my Individual Account for any Plan Year?

Yes. The amount which may be allocated to your Individual Account for any year is subject to Internal Revenue Code provisions limiting your allocation amount to the lesser of $40,000 (indexed) or 100% of your Compensation paid to you by your Employer for a given year. The $40,000 limit will be adjusted periodically by the Internal Revenue Service (IRS) for increases in the cost-of-living. See your Plan Administrator for the current year’s limit.

Contributions to 401(k) Plans

You are generally allowed to make before-tax contributions called Elective Deferrals to the Plan through payroll deduction. In addition, you may be permitted to make a one-time, irrevocable election to make before-tax contributions which are not considered Elective Deferrals. Finally, your Employer may also make various contributions to the Plan on your behalf. These may include the following.

•	Matching Contributions These contributions match a percentage of your Elective Deferrals and Catch-up Contributions (and/or Nondeductible Employee Contributions) made to the Plan.

©2003 BISYS - Brainerd, MN 56401

•	Employer Profit Sharing Contributions These contributions are discretionary. Your entitlement to an Employer Profit Sharing Contribution is not dependent upon making Elective Deferrals.

•	Nonelective Contributions These contributions may be made by your Employer in lieu of Matching Contributions. Nonelective Contributions may only be made as Safe Harbor CODA Contributions or to SIMPLE 401(k) Plans.

•	Qualified Nonelective Contributions and Qualified Matching Contributions These contributions may be made by your Employer to satisfy special nondiscrimination rules which apply to the Plan. These contributions are fully vested when made and are subject to the same restrictions on withdrawals applicable to Elective Deferrals. These types of contributions are available under a 401(k) Plan, at the Employer’s discretion.

•	Nondeductible Employee Contributions Some 401(k) plans allow Participants to make after-tax contributions to the Plan which accrue earnings on a tax-deferred basis. These contributions are called Nondeductible Employee Contributions.

Refer to the SPD to determine the kinds of contributions available under your Plan.

Elective Deferrals

How much may I defer into the 401(k) plan?

If you have met the eligibility requirements for making Elective Deferrals, your deferral contributions to this and any other qualified plans maintained by the Employer, may not exceed the following amount for each year:

$11,000 for 2002

$12,000 for 2003

$13,000 for 2004

$14,000 for 2005

$15,000 for 2006 and thereafter

These amounts are indexed for cost-of-living adjustments and may be adjusted in increments of $500 beginning after 2006.

Are Catch-up Contributions available under your Plan?

Unless otherwise indicated in the Elective Provisions section of this SMM, all Employees who are eligible to make Elective Deferrals under your Plan and who have attained age 50 before the close of the Plan Year are eligible to make Catch-up Contributions, not to exceed the applicable dollar amount for the year. In addition, certain limits, as required by law, must be met prior to being eligible to make a Catch-up Contribution. See your Plan Administrator for additional information.

Matching Contributions

Your Plan may provide for Matching Contributions. If so, the SPD and the Elective Provisions section of this SMM provides specific information about Matching Contributions unique to your Plan.

What must I do to share in an Employer Matching Contribution?

You may receive Matching Contributions if you put Elective Deferrals, Catch-up Contributions, and/or Nondeductible Employee Contributions into the Plan.

To share in the Matching Contribution, you must be a Participant in the Plan. Some plans require that you work a minimum number of hours to share in the Matching Contribution. Refer to the SPD to determine if an hourly requirement applies to your Plan.

A nonstandardized plan may require you to be working for the Employer on the last day of the Plan Year to share in the Matching Contribution. Refer to the SPD to determine if this requirement applies to your Plan.

Plans may waive hourly and/or last day requirements under certain circumstances such as death, disability, etc. Refer to the SPD to determine if and when such requirements are waived.

The amount of your Matching Contribution will be based upon the formula described in the SPD.

EXAMPLE: Your annual Compensation is $15,000. You agree to make an Elective Deferral of 10% of your Compensation. Under the terms of the Plan, assume your Employer has selected a Matching Contribution formula that will match your Elective Deferrals on the basis of 50 cents for each dollar you contribute. Your Elective Deferral will be $1,500 for the Plan Year and the Matching Contribution will be $750.

Are highly compensated Participants eligible to receive Matching Contributions?

Yes. However, additional limitations may exist on the Matching Contribution amounts. The Internal Revenue Code and tax rules define highly compensated employee for these purposes. If these limits apply to you, your Plan Administrator will provide additional information about them. The additional limitations described above do not apply to SIMPLE 401(k) plans.

DISTRIBUTION OF BENEFITS AND VESTING

Which vesting schedule will be used to determine my vested benefit?

You will become vested according to the vesting schedule(s) disclosed in your SPD and this SMM.

If the SPD previously provided to you by your Employer specified a seven-year vesting schedule for Matching Contributions, you will become fully vested in such contributions after six years, rather than seven. If the SPD previously provided to you by your Employer specified no vesting until five years of service had been completed, you will become fully vested after three years of service.

©2003 BISYS - Brainerd, MN 56401

Vesting Schedule for Top-Heavy Plans

A top-heavy plan is one in which more than 60% of the value of the Plan assets is credited to the accounts of certain officers, shareholders and highly paid Participants. These individuals are called Key Employees.

The top-heavy vesting schedule will not apply if the vesting schedule selected by your Employer provides for faster vesting. For example, if the Employer has selected the 100% vesting schedule (under which all Participants are 100% vested at all times) and the Plan becomes top heavy, that vesting schedule selected by your Employer will remain in effect because it provides for more rapid vesting.

Refer to the SPD to determine the top-heavy vesting schedule.

NOTE: The top-heavy requirements do not apply to SIMPLE 401(k) plans and Safe Harbor CODA plans.

When may I withdraw money from the Plan?

Certain events must occur before you may withdraw money from the Plan. Benefits may be withdrawn if any of the following occur:

Termination of employment after attaining Normal Retirement Age

Normal Retirement Age under the Plan is specified in the SPD.

Termination of employment after satisfying any Early Retirement Age Requirement

The Early Retirement Age conditions, if any, are specified in the SPD.

Terminating the Plan by your Employer

If your Plan is a 401(k) plan, there are several other circumstances under which you may withdraw Elective Deferrals

Your Plan may also allow you to take Elective Deferrals out of the Plan upon attainment of age 59 1/2 or if you have a severe financial hardship. Generally, the only financial needs that are considered to meet the financial hardship requirements are deductible medical expenses for you or your immediate family, purchase of your principal residence, payment of tuition and related educational fees for the next 12 months of post-secondary education for you or your immediate family, or to prevent eviction from your home or foreclosure upon your principal residence. Check with your Plan Administrator to determine if any other financial needs meet the financial hardship requirements under your Plan. A hardship distribution can not exceed the amount of your immediate and heavy financial need. You must have obtained all distributions and all nontaxable loans from all Plans maintained by your Employer prior to qualifying for a hardship distribution. Your Elective Deferrals (and Nondeductible Employee Contributions, if applicable) will be suspended for 6 months after receipt of a hardship distribution. If you receive a hardship distribution of Elective Deferrals in calendar year 2001, you are prohibited from making Elective Deferrals (and Nondeductible Employee Contributions, if applicable) for 6 months after receipt of the hardship distribution or until January 1, 2002, if later, unless otherwise indicated in the Elective Provisions section of this SMM. Hardship distributions are subjected to a 10% penalty tax if received before you reach age 59 1/2. Refer to your SPD to determine if you may take distributions of Elective Deferrals in any of the preceding circumstances.

NOTE: Nonelective and basic or enhanced matching contributions under the Safe Harbor CODA Contribution provisions are subject to the same distribution restrictions as Elective Deferrals except the Safe Harbor CODA Contributions specified here may not be distributed under the hardship distribution provisions.

How will my benefits be paid to me?

Payments from the Plan that are Eligible Rollover Distributions may be taken in two ways. You may have all or any portion of your Eligible Rollover Distribution either (1) paid in a Direct Rollover to an Eligible Retirement Plan or (2) paid to you. If you choose to have your Plan benefits paid to you, you will receive only 80% of the payment, because the Plan Administrator is required to withhold 20% of the payment and send it to the IRS as income tax withholding to be credited against your taxes.

If your vested Individual Account (i.e., the amount of money in the Plan you are entitled to) is no more than $5,000, your benefits will be paid either directly to you or as a Direct Rollover to a Traditional IRA, in a single payment. When determining the vested value of your Individual Account, rollover contributions may be disregarded for this purpose effective the later of January 1, 2002, or the effective date of the Plan.

Once I become eligible to receive benefits, when will they be distributed to me?

If you terminate employment and the value of your Individual Account (disregarding rollover contributions, unless otherwise noted in the Elective Provisions section of this SMM), is no more than $5,000, the Plan Administrator will direct that your benefits be paid as soon as administratively practicable after you become eligible to receive them.

If the value of your Individual Account is more than $5,000, your benefits will not be paid until you submit a request to the Plan Administrator for payment. The Plan Administrator will provide you with the proper request forms. Once you have returned the completed request to the Plan Administrator, payment will be made as soon as administratively practicable after the Plan Administrator received your request.

ELECTIVE PROVISIONS

PLAN FUNDING AND ADMINISTRATION

Other Contributions

You can complete a Direct Rollover of Eligible Rollover Distributions from the following type(s) of plans:

☐	A qualified retirement plan, not including Nondeductible Employee Contributions.

☒	A qualified retirement plan, including Nondeductible Employee Contributions.

☒	A 403(b) plan, not including Nondeductible Employee Contributions.

☒	An eligible 457(b) plan maintained by a state governmental entity.

©2003 BISYS - Brainerd, MN 56401

You can complete an indirect rollover of Eligible Rollover Distributions from the following type(s) of plans:

☒	A qualified retirement plan.

☒	A 403(b) plan.

☒	An eligible 457(b) plan maintained by a state governmental entity.

You can make a rollover contribution of pre-tax amounts from a Traditional IRA.

☒	Yes

☐	No

The above transactions shall be available the later of January 1, 2002, or the effective date of your Plan.

Catch-up Contributions

Will you be permitted (if eligible) to make Catch-up Contributions?

☒	Yes, after the later of December 31, 2001, or the effective date of your Plan.

☐	No

Matching Contributions and Catch-up Contributions

Will Matching Contributions be made with regard to Catch-up Contributions?

☒ Yes

☐ No

If “yes” is selected, the Matching Contribution formula identified in your SPD will be followed.

DISTRIBUTION OF BENEFITS AND VESTING

Suspension of Elective Deferrals Following Hardship Distribution

If you receive a hardship distribution of Elective Deferrals during the 2001 calendar year,

☒	You are prohibited from making Elective Deferrals (and Nondeductible Employee Contributions, if applicable) under your Plan for 6 months after you receive the distribution or until January 1, 2002, if later.

☐	You are prohibited from making Elective Deferrals (and Nondeductible Employee Contributions, if applicable) under your Plan for 12 months after you receive the distribution.

Rollovers Disregarded in Involuntary Cash-Outs

Will rollover contributions be excluded when determining whether the value of your Individual Account is less than $5,000?

☐	Yes

☒	No

If “yes” is selected, see your Plan Administrator if special effective dates pertain.

©2003 BISYS - Brainerd, MN 56401

SUMMARY OF MATERIAL MODIFICATIONS REGARDING

FINAL 401(k) AND 401(m) REGULATIONS

The purpose of this document is to update your Summary Plan Description (SPD) for an amendment that was recently made to your employer s retirement plan. This document is very important and should be kept with your SPD. If any provisions in this Summary of Material Modifications (SMM) conflict with your SPD the terms of this SMM will apply. Your SPD is amended to read as follows:

SPD AMENDMENT

Under what situations may I take a hardship withdrawal from my account?

Generally, the only financial needs that are considered to meet the financial hardship requirements are deductible medical expenses for you or your immediate family, purchase of your principal residence, payment of tuition and related educational needs for the next 12 months of post-secondary education for you or your immediate family, or prevention of eviction from your home or foreclosure upon your principal residence. In addition, for Plan Years beginning on or after January 1, 2006, funeral or burial expenses of a member of your family or payments to repair damage to your principal residence that qualify for a casualty loss deduction are also considered to meet the financial hardship requirements. Refer to your summary plan description to determine whether hardship distributions are available under your Plan and, if so, whether any other financial needs meet the financial hardship requirements under your Plan. You must have obtained all distributions and all nontaxable loans from all Plans maintained by your Employer prior to qualifying for a hardship distribution. Your Elective Deferrals (and Nondeductible Employee Contributions, if applicable) will be suspended for six months after receipt of a hardship distribution. Hardship distributions are subject to a 10 percent penalty tax if received before you reach age 59 1/2.

NOTE: Nonelective and basic or enhanced matching contributions under the safe harbor contribution provisions are subject to the same distribution restrictions as Elective Deferrals except the safe harbor contributions may not be distributed under the hardship distribution provisions.

©2006 BISYS Retirement Services